Exhibit 99.1

News Release

Date:	Monday, November 16, 2009

Contact:	Vince Rees, President - 828-697-3102

Release Date:	For Immediate Release

1st Financial Services Corporation Reports Third Quarter Results

HENDERSONVILLE, N.C. / November 16 / PRNewswire / 1st Financial Services Corporation (OTCBB:FFIS), parent company of Mountain 1st Bank & Trust Company announced results for the third quarter. For the quarter ending September 30, 2009, the Company reported a net loss of $7.8 million or $1.61 per basic and diluted share. This compares to a net income of $510 thousand or $0.10 per diluted share for the third quarter of 2008. For the nine months ended September 30, 2009, the Company reported a net loss of $8.9 million or $1.93 per diluted share as compared with a net income of $1.8 million or $0.35 per diluted share for the first nine months of 2008. At September 30, 2009, the Company’s assets totaled $686.7 million, representing a decrease of $20.4 million or 2.89% as compared with total assets of $707.1 million at December 31, 2008. Loans and deposits totaled $572.1 and $587.0 million, respectively at September 30, 2009. This compares with $584.0 million and $591.0 million, respectively at December 31, 2008.

Vince Rees, President stated, “The Bank’s third quarter results are primarily due to the Bank’s proactive stance on increasing the Bank’s loan loss reserve to $18.0 million. The Bank’s allowance for loan loss was increased primarily as a result of the lower valuation of property resulting from the current recession, which impacted the quality of loan collateral in our portfolio. As early as 2006, management began to limit lending in areas such as residential lots and speculative building. We are cautiously optimistic and hopeful that real estate conditions and the general economic climate will continue to recover for the remainder of this year and next.”

As challenging as the current real estate market is, other challenging aspects for most community banks continue to be, capital, net interest margin compression, liquidity, and efficiency. These are areas of strength for Mountain 1st:

1) Mountain 1st remains well capitalized by regulatory definition.

2) The Bank’s net interest margin has improved to 3.40% for the nine months ended September 30, 2009 from 3.24% for the same period in 2008.

3) The Bank’s liquidity remains exceptionally strong.

4) The Bank continues to manage expenses and maintain a modest level of overhead that compares favorably to peer banks with similar deposit bases and retail distribution.

Vince Rees, added, “The value of Mountain 1st has always been its management of customer relationships and deposits and these will not change.”

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

About 1st Financial Services Corporation

Formed in May 2008, 1st Financial Services Corporation is the parent company of Mountain 1st Bank & Trust Company, and is currently traded on the Over The Counter Bulletin Board under the symbol FFIS. Established in mid 2004, Mountain 1st Bank and Trust is one of the fastest growing de novo community banks in the southeast. With over $686 million in assets, Mountain 1st Bank and Trust’s more than 173 employees serve nine counties in western North Carolina through fifteen full service branches. For more information, visit www.mountain1st.com.

SOURCE: 1st Financial Services Corporation

1st Financial Services Corporation

(Amounts in thousands except per share data)

(unaudited)

	For the Nine Months Ended September 30,		Amount Increase/	Percent Increase/
	2009	2008	(Decrease)	(Decrease)
	(dollars in thousands except share and per share data)
Selected Income Statement Data and Ratios (unaudited)

Net interest income	$17,125	$15,286	$1,839	12.03%
Provision for loan losses	18,975	2,240	16,735	747.10%
Noninterest income	4,365	3,729	636	17.06%
Noninterest expense	16,868	14,049	2,819	20.07%

Income (loss) before income taxes	(14,353)	2,726	(17,079)	(626.52%)
Income tax expense (benefit)	(5,454)	919	(6,373)	(693.47%)

Net income (loss)	(8,899)	1,807	(10,706)	(592.47%)
Accretion of preferred stock	152	—	152	n/a
Preferred dividends accrued	616	—	616	n/a

Net income (loss) available to common stockholders	$(9,667)	$1,807	(11,474)	(634.98%)

Net interest margin	3.40%	3.24%	0.16%	4.82%
Return on average assets	-1.69%	0.37%	-2.05%	(557.48%)
Return on average common equity	-41.79%	5.09%	-46.88%	(920.94%)
Efficiency ratio	78.49%	73.88%	4.61%	6.24%
Net charge-offs to average total loans, excluding held for sale	1.72%	0.13%	1.59%	1178.49%
Nonperforming assets to period end loans and other real estate	6.56%	1.57%	5.00%	319.17%
Nonperforming assets to total assets	5.47%	1.32%	4.15%	315.30%
Net income per share:
Basic	$(1.93)	$0.36	(0.58)	(634.55%)
Diluted	$(1.93)	$0.35	(0.57)	(659.93%)
Weighted average shares outstanding:
Basic	5,000,990	4,997,027	3,963	0.08%
Diluted	5,000,990	5,234,295	(233,305)	(4.46%)

	For the Three Months Ended September 30,		Amount Increase/	Percent Increase/
	2009	2008	(Decrease)	(Decrease)
	(dollars in thousands except share and per share data)
Selected Income Statement Data and Ratios (unaudited)

Net interest income	$5,668	$5,307	$361	6.80%
Provision for loan losses	14,000	615	13,385	2176.42%
Noninterest income	1,302	1,111	191	17.19%
Noninterest expense	5,465	5,057	408	8.07%

Income (loss) before income taxes	(12,495)	746	(13,241)	(1774.93%)
Income tax expense (benefit)	(4,681)	236	(4,917)	(2083.47%)

Net income (loss)	(7,814)	510	(8,324)	(1632.16%)
Accretion of preferred stock	51	—	51	n/a
Preferred dividends accrued	206	—	206	n/a

Net income (loss) available to common stockholders	$(8,071)	$510	(8,581)	(1682.55%)

Net interest margin	3.41%	3.30%	0.11%	3.32%
Net income (loss) per share:
Basic	$(1.61)	$0.10	(0.44)	(1680.01%)
Diluted	$(1.61)	$0.10	(1.71)	(1740.61%)
Weighted average shares outstanding:
Basic	5,005,069	4,997,027	8,042	0.16%
Diluted	5,005,069	5,188,698	(183,629)	(3.54%)

	As of September 30, 2009	As of December 31, 2008	Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	(unaudited)
	(dollars in thousands except share and per share data)
Selected Balance Sheet Data

Total assets	$686,711	$707,136	$(20,425)	(2.89%)
Loans, including loans held for sale	572,119	584,033	(11,914)	-2.04%
Allowance for loan losses	17,964	9,013	8,951	99.31%
Deposits	587,023	591,014	(3,991)	-0.68%
Federal funds purchased and securities sold under agreements to repurchase	2,126	1,372	754	-(54.96%)
Borrowings	40,000	48,000	(8,000)	(16.67%)
Shareholders’ equity	53,997	62,570	(8,573)	(13.70%)
Book value per common share	$7.69	$9.45	(1.76)	(18.62%)